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                                                                    EXHIBIT 3.28

                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                         FORT BEND REGIONAL LANDFILL LP

            This Limited Partnership Agreement of Fort Bend Regional Landfill LP (the "PARTNERSHIP"), a Texas limited partnership (as amended, modified, supplemented or restated from time to time in accordance with the terms hereof, this "AGREEMENT"), is made and entered into effective as of the 21st day of April, 2004 (the "EFFECTIVE DATE"), by and between WS General Partner, LLC, a Texas limited liability company ("GENERAL PARTNER"), as general partner, and Waste Services Limited Partner, LLC, a Delaware limited liability company ("LIMITED PARTNER"), as limited partner.

                                   WITNESSETH:

            WHEREAS, the General Partner and the Limited Partner desire and agree to form the Partnership as a limited partnership pursuant to the Act and this Agreement; and

            NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby enter into this Agreement.

                                   ARTICLE I.

                                 DEFINED TERMS

            The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I.

            1.1. Definitions. When used in this Agreement, the following terms will have the meanings set forth below.

            "ACT" means the Texas Revised Limited Partnership Act, as amended from time to time.

            "AFFILIATE" OR "AFFILIATED" shall mean, as to any Person, any other Person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with such specified Person. For the purposes of this Agreement, a Person shall be deemed to control a second Person if (i) such first Person possesses the power, directly or indirectly, to vote 50% or more of the securities having voting power for the election of directors of such second Person, or (ii) in the case of a second Person that is a partnership, such first Person is the general partner of such partnership or possesses, directly or indirectly, the power described in clause (i) as to the general partner of such partnership or the power to replace the general partner of such partnership, or (iii) such first Person possesses the power to direct the management and policies of such second Person, directly or indirectly, whether through the

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ownership of voting securities, by contract or otherwise; and the terms
"affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

            "CAPITAL ACCOUNT" means an account, with respect to each Partner, that is maintained for each Partner on the books of the Partnership and which is increased by (i) the amount of such Partner's Capital Contributions when made and (ii) the amount of any Net Profits allocated to such partner pursuant to
Section 5.1 hereof, and decreased by (a) the amount of money and the fair market value of any property distributed to such Partner by the Partnership and (b) the amount of any Net Losses allocated to such Partner pursuant to Section 5.1 hereof.

            "CAPITAL CONTRIBUTION" means, with respect to any Partner, the amount which such Partner contributes or is deemed to contribute to the Partnership.

            "CODE" means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

            "COVERED PERSON" means any Partner, any Affiliate of a Partner or any officers, directors, managers, members, shareholders, partners, employees, representatives or agents of a Partner or their respective Affiliates, or any officer, employee or agent of the Partnership or its Affiliates.

            "DEBT" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

            "FISCAL YEAR" means the calendar year.

            "GENERAL PARTNER" means WS General Partner, LLC and includes any Person who becomes a successor general partner of the Partnership pursuant to the provisions of this Agreement.

            "INDEMNITEE" means any General Partner, any director, officer, or employee of any General Partner, any officer of the Partnership, and any shareholder, or shareholder of a shareholder, of any General Partner, to the extent any such shareholder is involved in actions or proceedings involving any other Indemnitee identified herein and such shareholder and all such other Indemnitees are represented by the same.

            "LIMITED PARTNER" means Waste Services Limited Partner, LLC and includes any Person who is admitted as an additional limited partner of the Partnership or a substituted limited partner of the Partnership pursuant to the provisions of this Agreement and "LIMITED PARTNERS" means any of such Persons when acting in their capacities as a limited partner of the Partnership.

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            "NET PROFITS AND NET LOSSES", as the case may be, shall mean the
Partnership's income and losses, including the Partnership's realized or allocated share of depreciation and amortization expense, and any amounts of gain or loss realized by the Partnership upon the sale of all or any portion of Partnership property, after deducting all expenses incurred in connection with the Partnership's business.

            "PARTNER" means either the General Partner or the Limited Partner, and "PARTNERS" means the General Partner and the Limited Partner.

            "PARTNERSHIP EXPENSES" means all costs, expenses and charges incurred with respect to the acquisition, improvement, ownership, operation, administration, and maintenance of the Partnership and the Partnership Property, as determined by the General Partner.

            "PARTNERSHIP INTEREST" means an ownership interest in the Partnership held by any Partner, which includes any benefits and obligations attributable to such Partnership Interest, including a Partner's share of the profits and losses of the Partnership and the right to receive distributions of Partnership assets in accordance with the provisions of this Agreement and the Act.

            "PARTNERSHIP PROPERTY" means any and all assets and real, personal, tangible and intangible property owned by the Partnership.

            "PARTNERSHIP UNIT" means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder. The allocation of Partnership Units among the Partners shall be as set forth on Exhibit A, as may be amended from time to time.

            "PERSON" means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

            "REGULATIONS" means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Regulations.

            "SHARING PERCENTAGE" means (i) 0.5% as to the General Partner and
(ii) 99.5% as to the Limited Partner.

            "TRANSFER" means a sale, assignment, transfer, gift, encumbrance, hypothecation, mortgage, pledge, exchange or any other conveyance or disposition by law (including by merger of a Partner) or otherwise, voluntarily or involuntarily.

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                                   ARTICLE II.

                                    GENERAL

            2.1. Purpose. The Partnership's business and purpose shall consist of any and all lawful businesses and purposes permitted under the Act and under applicable law, and such activities as are necessary, incidental or appropriate in connection therewith.

            2.2. Powers. The Partnership shall be empowered to do any and all acts necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in
Section 2.1 herein and for the protection and benefit of the Partnership.

            2.3. Name. The name of the Partnership shall be "Fort Bend Regional Landfill LP," under which all business affairs of the Partnership shall be conducted.

            2.4. Names and Addresses of Partners. The names and addresses of the Partners are set forth in Exhibit A. The Partners agree that the rights, duties and liabilities of the Partners shall be as provided in the Act, except as otherwise provided herein.

            2.5. Place of Business. The principal place of business of the Partnership shall be located at 7025 East Greenway Parkway, Suite 100, Scottsdale, Arizona 85254. The General Partner may change the location of such principal place of business at any time and from time to time as it (in its sole discretion) deems appropriate. The Partnership may also have such other places of business as the General Partner determines to be appropriate.

            2.6. Certificate of Limited Partnership. The General Partner has caused to be filed a Certificate of Limited Partnership with the Secretary of State of the State of Texas.

            2.7. Additional Filings. The General Partner shall cause the Partnership to make any filings or disclosures required by the laws of any other state with respect to the qualification of the Partnership as a foreign limited partnership under the internal laws of each such state.

            2.8. Ownership. All property owned by the Partnership shall be owned by the Partnership as an entity and, insofar as permitted by applicable law, no Partner shall have any ownership interest in any Partnership Property in its individual name or right, and each Partner's Partnership Interest shall be personal property for all purposes.

            2.9. Term. The term of the Partnership commenced on the date the Certificate of Limited Partnership of the Partnership was filed with the Secretary of State of the State of Texas and shall continue until the first to occur of (a) December 31, 2053 or (b) the dissolution of the Partnership pursuant to this Agreement. The separate legal existence of the Partnership shall continue until the cancellation of the Certificate of Limited Partnership of the Partnership in the manner required by the Act and in accordance with
Section 9.5.

            2.10. Registered Office; Registered Agent. The address of the registered office of the Partnership in the State of Texas is CT Corporation. The name and address of the

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registered agent for service of process on the Partnership in the State of Texas is 350 N. St. Paul St., Dallas, TX 75201. The General Partner may change the registered office and the registered agent by thirty (30) days prior written notice to the other Partners.

                                  ARTICLE III.

                                    CAPITAL

            3.1. Capital Contributions. The Partners shall make such Capital Contributions as are mutually agreed to by the Partners. All such Capital Contributions shall be made in proportion to the Partners' respective Sharing Percentages.

            3.2. Return of Capital. No Partner shall have the right to demand or receive the return of such Partner's Capital Contributions to the Partnership, even in the event of withdrawal, whether or not such withdrawal is permitted hereunder or in breach hereof.

            3.3. Interest on Capital Contributions. No Partner shall receive any interest on such Partner's Capital Contributions or such Partner's Capital Account, notwithstanding any disproportion therein as between the Partners.

            3.4. Certification. The Partnership shall issue to each Partner a certificate summarizing the terms of such Partner's interest in the Partnership, including the number of Partnership Units owned and the Percentage Interest represented by such Partnership Units as of the date of such certificate. The certificate representing each Partner's Partnership Units shall be endorsed with the following legend:

      THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITY UNDER SAID ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT.

                                   ARTICLE IV.

                   ACCOUNTING; BOOKS AND RECORDS; TAX MATTERS

            4.1. Bank Accounts. The General Partner will, at the expense of the Partnership, deposit all funds collected by it relating to Partnership Property into an account or accounts in the name of the Partnership; and withdrawals from said accounts shall be made by signatures only of such Persons as are designated by the General Partner to act on behalf of the Partnership.

            4.2. Partnership Records. The General Partner shall, at the expense of the Partnership, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to the Partnership's business and activities, and shall, at its own expense, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to the General Partner's business and activities. The General Partner shall permit representatives of the other Partners

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upon reasonable notice, for any purpose reasonably related to its interest in the Partnership, to examine and make abstracts from any such books and records, at any reasonable time during reasonable business hours, and to discuss the business and financial and other condition of the Partnership and the General Partner with officers, accountants, and other representatives of the General Partner.

            4.3. Financial Accounting and Tax Reporting. The General Partner shall prepare and cause to be furnished to each of the Partners in a timely manner copies of (a) such annual and interim financial reports and statements as are required to be prepared under the terms of any debt obligations of the Partnership or any of its Affiliates, (b) such other financial reports and statements as the General Partner determines are useful or appropriate, and (c) all necessary tax reporting information.

            4.4. Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns required of the Partnership for federal and state income tax purposes.

            4.5. Tax Elections. For federal income tax purposes, the Company shall be disregarded as an entity separate from the owner of its partners (which are also disregarded) pursuant to Treasury Regulations section 301.7701-3(b)(l)(ii). The General Partner shall, in its sole and absolute discretion, determine whether to make or revoke any elections available to the Partnership under applicable tax laws. If the Partnership becomes classified as a partnership (rather than as a disregarded entity) for federal income tax purposes, the General Partner shall have the right, in connection with any assignment of a Partner's interest in the Partnership permitted hereunder, to make an election in the manner provided in Regulations Section 1.754-1(b) on behalf of the Partnership to adjust the basis of Partnership property in the manner provided in Code Sections 734(b) and 743(b).

            4.6. Tax Matters Partner. If the Partnership becomes classified as a partnership (rather than as a disregarded entity) for federal income tax purposes, the General Partner shall be the "tax matters partner" of the Partnership for federal income tax purposes under Section 6231(a)(7) of the Code.

                                   ARTICLE V.

                                  ALLOCATIONS

            5.1. Allocation of Net Profits and Net Losses to Capital Accounts. Net Profits and Net Losses (and items thereof) for a Fiscal Year or other period shall be allocated among the Partners for Capital Account purposes and, subject to Section 5.2 hereof, for tax purposes, in proportion to their respective Sharing Percentages.

            5.2. Tax Allocations; Code Section 704(c). If the Partnership becomes classified as a partnership (rather than as a disregarded entity) for federal income tax purposes, the following provisions of this Section 5.2 shall apply:

            (a) Proportional to Net Income or Net Loss. Except as otherwise provided in this Section 5.2, for each taxable period, each item of Partnership income, gain, deduction and

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loss for tax purposes shall be allocated among the Partners in the same proportion as they share the corresponding item of Net Profits, Net Losses or other item of Partnership income, gain, loss or deduction for such period.

            (b) Contribution of Property. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction as to any property contributed to the capital of the Partnership shall, for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and the fair market value of such property.

            (c) Asset Value Adjustment. If the value of any Partnership asset is adjusted pursuant to the provisions of Code Section 704(b) and the Regulations thereunder, subsequent allocations of income, gain, loss, and deduction as to such asset shall, for tax purposes, be made so as to eliminate as quickly as possible any variation between the adjusted basis of such asset for federal income tax purposes and its fair market value in the same manner as pursuant to Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement.

            (d) Discretion; Effect. Any election or other decision relating to allocations pursuant to this Section 5.2 shall be made by the General Partner in any manner that reasonably reflects the purposes and intention of this Agreement. Allocations pursuant to this Section 5.2 are for purposes of federal, state and local taxes only and shall not affect or in any way be taken into account in computing any Partner's Capital Account balance or share of Net Profits, Net Losses or distributions pursuant to any provision of the Agreement.

                                   ARTICLE VI.

                                  DISTRIBUTIONS

            At such times as are determined by the General Partner, the General Partner shall cause the Distributable Cash of the Partnership to be distributed among the Partners in proportion to their respective Sharing Percentages. For these purposes, the "DISTRIBUTABLE CASH" of the Partnership means the net cash available from Partnership operations and transactions (excluding cash from Capital Contributions of the Partners) as of the end of the quarter or after the closing of a transaction, as the case may be, immediately preceding the date of a distribution, as determined in the reasonable judgment of the General Partner, after paying Partnership Expenses, making all required debt service payments on Debt of the Partnership, and establishing or maintaining working capital reserves.

                                  ARTICLE VII.

                      MANAGEMENT AND OPERATION OF BUSINESS

            7.1. Management. Except as otherwise provided in this Agreement, the management and operation of the Partnership shall be vested exclusively in the General Partner, which shall have the power on behalf of the Partnership to carry out any and all of the purposes

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of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may in its discretion deem necessary or advisable or incidental thereto. Except as otherwise expressly provided herein, the General Partner shall have, and shall have full authority in its discretion to exercise, on behalf of and in the name of the Partnership, all rights and powers of a general partner of a limited partnership under the Act necessary or convenient to carry out the purposes of the Partnership. Without limiting the foregoing, the General Partner is hereby authorized and empowered in the name of and on behalf of the Partnership:

            (a) to initiate, investigate, research, negotiate, structure and arrange the acquisition, lease, or disposition of Partnership Property;

            (b) to possess, monitor, manage, or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to Partnership Property;

            (c) to employ or consult such Persons as it shall deem necessary, appropriate or advisable for the operation and management of the Partnership, including, without limitation, brokers, accountants, engineers, attorneys or specialists in any field of endeavor whatsoever, including such Persons who may be Limited Partners or affiliated with or controlled by the General Partner, and to authorize any such Person to act for and on behalf of the Partnership;

            (d) to deposit the funds of the Partnership in the Partnership's name in any bank or trust company and to entrust to such bank or trust company any of the securities, monies, documents and papers belonging to or relating to the Partnership; or to deposit in and entrust to any brokerage firm that is a member of any national securities exchange any of said funds, securities, monies, documents and papers belonging to or relating to the Partnership;

            (e) to make appropriate elections and other decisions with respect to tax and accounting matters;

            (f) to enter into, make, deliver and perform all contracts, agreements, instruments and other undertakings as the General Partner may determine to be necessary, advisable, appropriate or incidental to the carrying out of the objects and purposes set forth above or contemplated hereby, the taking of such action by the General Partner to be conclusive evidence of such determination;

            (g) to acquire and enter into any contract of insurance necessary or desirable for the protection or conservation of Partnership Property or the protection of officers, agents, or representatives of the Partnership (including directors and officers insurance or the equivalent thereof) as the General Partner, in its discretion, shall determine;

            (h) to distribute Distributable Cash to the Partners, in accordance with the provisions of this Agreement;

            (i) to bring and defend actions and proceedings at law or equity before any court or governmental, administrative or other regulatory agency, body or commission or otherwise;

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            (j)   to sell, lease, exchange or otherwise dispose of all or
substantially all the Partnership assets; and

            (k) to cause the Partnership to participate in a merger, consolidation, entity conversion, share or interest exchange as permitted by the Act. The General Partner may authorize the Partnership to merge with one or more domestic or foreign corporations, limited partnerships or other entities pursuant to Section 2.11 of the Act by executing a written consent adopting the plan of merger that provides for the merger. The General Partner shall have no obligation to furnish a copy or summary of the plan of merger, or a notice regarding the merger, to the Limited Partner.

            7.2. Reimbursement of, and Payments to, General Partner. The General Partner shall be reimbursed on a monthly basis for all Partnership Expenses incurred by the General Partner.

            7.3. Outside Activities of General Partner. The General Partner shall not be prohibited from engaging in or having business interests or activities other than those relating to the Partnership.

            7.4. Contracts with Affiliates. Affiliates of the General Partner and/or the Limited Partner may provide services of any kind to, and otherwise be employed or engaged by the Partnership, as long as the terms and conditions of any such agreements are not materially more or less favorable than would be agreements with unrelated third parties.

            7.5.  Other Matters Affecting General Partner. The General Partner
(a) shall not be liable to the Partnership or any Partner for losses sustained, liabilities incurred, or benefits not derived by the Partners so long as the General Partner acted in good faith, without gross negligence or willful misconduct, (b) may exercise any of the powers granted to it hereunder and perform any of the duties imposed upon it hereunder either directly or by or through agents and shall not be responsible for any misconduct or negligence on the part of any such agent appointed in good faith, without gross negligence or willful misconduct, (c) may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (d) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it and any act taken or omitted to be taken in reliance upon the opinion of such Persons selected and consulted in good faith shall be conclusively presumed to have been done or omitted in good faith, (e) shall not be liable to the Partnership or the Partners for the failure to perform any obligation that the General Partner cannot perform because the Partnership has insufficient funds to pay the cost and expense relative to such obligation, and (f) shall not be required by the Partnership or any Partner to take any action that General Partner or the Partnership is prohibited from taking, or have any liability for taking any action that the General Partner or the Partnership is required to take, under this Agreement or the General Partner's organizational documents.

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            7.6.  No Limited Partner Management Rights. The Limited Partner
shall not participate in the management or control of the Partnership's business, shall not transact any business for the Partnership, and shall not have the power to act for or bind the Partnership, such powers being vested solely and exclusively in General Partner. The Limited Partner shall not be bound by, or personally liable for, the expenses, liabilities, or obligations of the Partnership, provided that all Partners shall be subject to the application and distribution of revenue and as provided herein.

            7.7. Officers. The General Partner shall have the right, in respect of any of its rights, powers and obligations hereunder, to act through any of its duly authorized officers. The General Partner may, but shall not be obligated to, designate one or more persons to act as officers of the Partnership ("Partnership Officers"). Any Partnership Officer shall have such authority and perform such duties as the General Partner may from time to time determine. The General Partner may assign titles to particular Partnership Officers. Unless the General Partner otherwise determines, if the title is one commonly used for officers of a business corporation formed under the Texas Business Corporation Act, the assignment of such title shall constitute the grant of authority and a power of attorney to such Partnership Officer to exercise all of the powers and perform all of the duties that are normally associated with that office, subject to any express grant or limitation of authority made by the General Partner in the case of such Partnership Officer. Each Partnership Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. Any Partnership Officer shall serve at the pleasure of the General Partner and may be removed at any time and in the sole discretion of the General Partner by written notice to such Partnership Officer.

                                  ARTICLE VIII.

                            TRANSFERS AND WITHDRAWALS

            8.1. Transfer. Except as provided in this Article 8, no Partnership Interest shall be Transferred, in whole or in part. Any attempted Transfer in contravention of this Article 8 shall be void ab initio; provided, however, that this Article 8 shall be subject to and construed in a manner consistent with the General Partner's power to cause the Partnership to participate in a merger, consolidation, entity conversion, share or interest exchange as permitted by the Act, and no exercise of the General Partner's powers under Section 7.1(k) shall be prohibited by this Article 8.

            8.2. Permitted Transfers. The Limited Partner may freely Transfer its Partnership Interest without the consent of any Partner. The General Partner may freely Transfer its Partnership Interest, in whole, upon at least ten (10) days prior written notice to each Partner, but without the consent or approval of any Partner. Any successor general partner of the Partnership permitted by this Section 8.2 shall to the fullest extent permitted by law be deemed admitted as a general partner of the Partnership immediately prior to the withdrawal of the General Partner as a general partner of the Partnership. Any successor General Partner permitted by this Section 8.2 is hereby authorized to, and shall continue the business of, the Partnership without dissolution.

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            8.3.  Withdrawal. No Partner may withdraw from the Partnership, other than as a result of a permitted Transfer.

            8.4. Transferees to be Bound by this Agreement. Notwithstanding any other provision of this Agreement, no Partnership Interest may be Transferred, and no Transfer shall be effective, unless and until the proposed Transferee shall in a writing addressed to each other Partner agree to be bound by this Agreement. Each Transferee shall be deemed admitted as a General Partner or a Limited Partner, as the case may be, at such time such Person executes the writing described in the preceding sentence.

            8.5. Substitution. No Partner shall have the right, power, or authority to substitute for itself, as a partner in the Partnership, any Person who is not a Partner of the Partnership, unless such Partner has transferred its Partnership Interest in accordance with the terms of this Article 8.

                                  ARTICLE IX.

                                  DISSOLUTION

            9.1.  Dissolution Events.

            (a) Except as set forth in this Article 9, no Partner shall have the right to dissolve the Partnership.

            (b) The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of (i) the expiration of its stated term as provided in Section 2.9; (ii) the sale or disposition of all or substantially all of the assets of the Partnership in accordance with this Agreement; or (iii) the written consent of all Partners.

            9.2.  Winding Up.

            (a)   Upon the occurrence of an event of dissolution described in
Section 9.1(b), the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner or any Person designated by the General Partner (such Person being deemed to be a "liquidating trustee" within the meaning of the Act is hereinafter referred to as the "LIQUIDATOR") shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order: (i) first, to any creditors of the Partnership, in satisfaction of liabilities of the Partnership (whether by payment or the making of reasonable provisions for payment thereof); and (ii) second, to the Partners in proportion to their respective positive Capital Account balances.

            For purposes of this Section 9.2, the Capital Account balances of the Partners shall be determined after making Capital Account adjustments under
Article 5 to account for the

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results of Partnership operations, and for all sales and dispositions of all or any part of the Partnership's assets, through the time of any liquidating distribution. Additionally, for purposes of adjusting Capital Accounts and making liquidating distributions, Net Profits and Net Losses shall be determined and the Capital Accounts of the Partners shall be adjusted as if any unsold assets that are distributed to the Partners had been sold for their fair market values, and the distribution of such assets shall be treated as a distribution of cash equal to the fair market value of such assets.

            (b) Notwithstanding the provisions of Section 9.2(a) which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership and/or distribute to the Partners in lieu of cash, as tenants in common and in accordance with the provisions of Section 9.2(a), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

            (c) In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this
Article IX may be (i) distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent, conditional or unmatured liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and the assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Liquidator, in the same manner and priority as such assets would have been distributed by the Partnership to the Partners pursuant to
Section 9.2(a) of this Agreement, or (ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the Partners in the manner and order of priority set forth in
Section 9.2(a) as soon as practicable.

            9.3. Negative Capital Accounts. No Partner shall be liable to the Partnership or to any other Partner for any negative balance outstanding in such Partner's Capital Account, whether such negative Capital Account results from the allocation of Net Losses or other items of deduction and loss to such Partner or from distributions to such Partner.

            9.4. Rights to Return of Capital. Except as otherwise provided in this Agreement, the Partners shall look solely to the assets of the Partnership for the return of their Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership.

            9.5. Termination of Partnership and Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 9.2, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign Limited Partnership in jurisdictions other than the State of Texas shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken. The General Partner shall not cause or permit any such certificate of cancellation to be filed or any other such action to be taken except following the dissolution, and upon completion of the winding up and liquidation, of the Partnership pursuant to this Article 9.

            9.6. Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 9.2, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of winding-up and liquidation.

            9.7. Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

                                   ARTICLE X.

                   LIABILITY, EXCULPATION AND INDEMNIFICATION

            10.1. Liability.

            (a) Except as otherwise provided by the Texas Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Covered Person.

            (b) Except as otherwise expressly required by law, no Partner, in its capacity as Partner, shall have any liability in excess of (i) the amount of its Capital Commitment, (ii) its share of any assets and undistributed profits of the Partnership, (iii) its obligation to make other payments expressly provided for in this Agreement, and (iv) the amount of any distributions wrongfully distributed to it.

            10.2. Exculpation.

            (a) NO COVERED PERSON SHALL BE LIABLE TO THE PARTNERSHIP OR ANY OTHER COVERED PERSON FOR ANY LOSS, DAMAGE OR CLAIM INCURRED BY REASON OF ANY ACT OR OMISSION PERFORMED OR OMITTED BY SUCH COVERED PERSON IN GOOD FAITH ON BEHALF OF THE PARTNERSHIP AND IN A MANNER REASONABLY BELIEVED TO BE WITHIN THE SCOPE OF AUTHORITY CONFERRED ON SUCH COVERED PERSON BY THIS AGREEMENT, UNLESS SUCH LOSS OR LIABILITY ARISES FROM THE COVERED PERSON'S INTENTIONAL MISCONDUCT, GROSS NEGLIGENCE, VIOLATION OF APPLICABLE LAW, MATERIAL BREACH OF THIS AGREEMENT OR FRAUD.

            (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses, Available Cash or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

            10.3. Duties and Liabilities of Covered Persons.

            (a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Partnership or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

            (b) Unless otherwise expressly provided herein, (a) whenever a conflict of interest exists or arises between Covered Persons, or (b) whenever this Agreement or any other agreement contemplated herein or therein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Partnership or any Partner, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

            (c) Whenever in this Agreement a Covered Person is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person, or (ii) in its "good faith" or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

            10.4. Indemnification.

            (a) To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, damages, liabilities, judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorney's fees), joint or several, actually incurred by such Covered Person in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such a claim, demand, action, suit or proceeding and any inquiry or investigation that could lead to such a claim, demand, action, suit or proceeding (any such claim, demand, action, suit, proceeding, appeal, inquiry or investigation being hereinafter referred to as a "PROCEEDING"), in which such Covered Person was, is or is threatened to be made a named defendant or respondent because such Covered Person has or had any status specified in clause (i) or (ii) above, REGARDLESS OF WHETHER ANY OF SAID LOSSES, CLAIMS, DAMAGES, LIABILITIES, JUDGMENTS, PENALTIES, FINES, SETTLEMENTS OR EXPENSES RESULTED FROM THE NEGLIGENCE OR OTHER FAULT OF SUCH COVERED PERSON. Notwithstanding the foregoing, no Covered Person shall be indemnified and held harmless unless (x) a determination is made in accordance with the procedures prescribed in Section 11.06 of the Act that such Covered Person (1) acted in good faith, (2) reasonably believed that its conduct was in the best interests of the Partnership (in the case of conduct by a person in its official capacity) or at least not opposed to the best interests of the Partnership (in all other cases) and (3) in the case of a criminal Proceeding, had no cause to believe that its conduct was unlawful and (y) such Covered Person's conduct did not constitute intentional misconduct, gross negligence, a violation of applicable law, a material breach of this agreement or fraud. The termination of any Proceeding by judgment, order, settlement, conviction or on a plea of nolo contendere or its equivalent shall not alone determine that an Covered Person did not meet the requirements set forth in the preceding sentence.

            (b) To the fullest extent permitted by law and without limiting any right granted to an Covered Person under paragraph (a) above, the Partnership shall indemnify and hold harmless each Covered Person from and against any and all reasonable expenses (including court costs and attorney's fees) incurred by such Covered Person in connection with a Proceeding in which the Covered Person was a named defendant or respondent because such Covered Person has or had any status specified in clause (i) or (ii) of the first sentence of paragraph (a) above, if such Covered Person has been wholly successful, on the merits or otherwise, in the defense of such Proceeding.

            (c) To the fullest extent permitted by law, the Partnership shall pay or reimburse, in advance of the final disposition of a Proceeding, reasonable expenses (including court costs and attorney's fees) incurred by an Covered Person who was, is or is threatened to be made a named defendant or respondent in a Proceeding because such Covered Person has or had any status specified in clause (i) or (ii) of the first sentence of paragraph (a) above; provided, however, that prior to making any payment or reimbursement under this paragraph (c), the Partnership shall receive (i) a written affirmation by such Covered Person of such Covered Person's good faith belief that it has met the standard of conduct necessary for indemnification under paragraph (a) above and the Texas Act and (ii) a written undertaking by or on behalf of such Covered Person to repay the amount paid or reimbursed if it is ultimately determined that such Covered Person has not met such standard.

            (d) The indemnification and advancement of expenses provided for in this Section 10.4 shall be in addition to any other rights to which an Covered Person may be entitled pursuant to any contract or agreement or any action or approval of the Partners or as a matter of law, whether with respect to an action of an Covered Person in any of its capacities specified in clause (i) or (ii) of the first sentence of paragraph (a) above or in any other capacity, and shall continue as to an Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of an Covered Person. The General Partners and the Partnership may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 10.4(c) and containing such other procedures regarding indemnification as are appropriate.

            10.5. Insurance. The Partnership may purchase and maintain insurance, to the extent and in such amounts as the General Partner shall, in its discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Partnership or such indemnities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement. The General Partner and the Partnership may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under
Section 10.4 and containing such other procedures regarding indemnification as are appropriate.

                                   ARTICLE XI.

                                 MISCELLANEOUS

            11.1. Amendments. This Agreement shall not be amended, modified, waived or terminated without the prior written consent of each Partner.

            11.2. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Partners and replaces and supersedes any oral or written agreements by and among the Partners or any of them.

            11.3. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by, interpreted and enforced in accordance with, the internal laws (exclusive of the choice of law provisions thereof or conflicts of law rules thereof) of the State of Texas as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

            11.4. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon the parties signatory hereto, and their respective successors and Transferees, and inure to the benefit of such parties and their respective successors and permitted Transferees. All representations, agreements and covenants made by or applicable to any Partner hereunder are made for the direct benefit of each other Partner hereunder and its successors and permitted Transferees.

            11.5. Interpretation. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require. All headings, titles or captions herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires. If any provision of this Agreement or the application thereof to any Person or circumstances is or becomes invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

            11.6. Reliance on Authority. In no event shall any Person dealing with the General Partner be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency of any act or action of the General Partner. Every contract, agreement, deed, mortgage, promissory note, or other instrument or document executed by the General Partner with respect to the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and all of the Partners thereof, and (c) the General Partner was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

            11.7. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and permitted Transferees subject to the express provisions hereof relating to successors and permitted Transferees, and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise. No third party, including any creditor of the Partnership shall have any right to enforce any contribution of capital, loan, or other advance of funds by any Partner.

            11.8. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) five (5) days after being deposited in the mail, certified mail and postage prepaid, (iii) one
(1) day following timely delivery to a nationally recognized overnight courier service, or (iv) in the case of facsimile notice, when sent and electronically confirmed, addressed as provided in Exhibit A, or to such other address as may be hereafter notified by the respective parties hereto.

            11.9. Waiver. No failure by any party to insist upon strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy resulting from a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition or any right or remedy.

            11.10. Limited Recourse. To the fullest extent permitted by law, in no circumstances shall a shareholder, general or limited partner, director, officer, employee or agent of a Partner or a partner in a Partner be personally liable for monetary damages for any of the obligations of a Partner under this Agreement. In no event shall any Partner be or become obligated personally to respond in monetary damages to the Partnership or any other Partner with respect to this Agreement or on account of its being a Partner except to the extent of its Partnership Interest, and any monetary claim or judgment in favor of the Partnership or such other Partner shall be limited accordingly so that the Partnership and such other Partner shall look only to the Partner's Partnership Interest in the Partnership for the recovery of such monetary claim or judgment and not to any of the Partner's other assets. To the fullest extent permitted by law, the Partnership and each of the Partners waives and disclaims any right it may have to proceed for monetary relief or damages against the other Partners other than to the extent of the other Partners' Partnership Interest in the Partnership. Nothing in this Section 11.10 shall limit the right of any Partner to seek injunctive or other equitable relief against any other Partner, the Partnership or any other Person. Each of the Partners acknowledges and agrees that the covenants and obligations of or applicable to such Partner hereunder shall be specifically enforceable by the other Partners.

            11.11. Consents and Approvals. All consents, requests, notices and approvals required hereunder shall be in writing, unless otherwise specifically required herein.

                            [signature page follows]

            IN WITNESS WHEREOF, the General Partner and the Limited Partner have executed this Agreement to be effective as of the Effective Date.

                                            GENERAL PARTNER:

                                            WS GENERAL PARTNER, LLC,
                                            a Texas limited liability company

                                                  By:   WASTE SERVICES, INC.
                                                        Sole Member

                                                  By: /s/ IVAN R CAIRNS
                                                      -------------------------
                                                  Name: IVAN R CAIRNS
                                                  Its: EXEC VICE-PRES

                                            LIMITED PARTNER:

                                            WASTE SERVICES LIMITED PARTNER, LLC,
                                            a Delaware limited liability company

                                            By: /s/ IVAN R CAIRNS
                                                -------------------------------
                                            Name: IVAN R CAIRNS, Manager

                                    EXHIBIT A

                                            SHARING PERCENTAGE
                                            (PARTNERSHIP UNITS)     INITIAL CONTRIBUTIONS
GENERAL PARTNER:

WS General Partner, LLC                           0.5%(5)                  $  5.00
7025 East Greenway Parkway, Suite 100
Scottsdale, AZ 85254

LIMITED PARTNER:

Waste Services Limited Partner, LLC              99.5%(995)                $995.00
Nemours Building
Suite 1414, 1007 North Orange Street
Wilmington, Delaware 19801

                                       1